CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated July 13, 2010, in this Registration Statement Form S-1/A (Amendment #1) of VIM Beverage, Inc., for the registration of shares of its common stock. We also consent to the reference to our firm under the heading "Experts" in such Registration Statement.

LBB + Associates Ltd., LLP

LBB & Associates Ltd., LLP

Houston, Texas
July 30, 2010